SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM N-8A

                  NOTIFICATION OF REGISTRATION
              FILED PURSUANT TO SECTION 8(a) OF THE
                 INVESTMENT COMPANY ACT OF 1940

       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:   TCW/DW MID-CAP EQUITY TRUST
        (a Massachusetts Business Trust)

Address of Principal Business Office (No. & Street, City, State,
      Zip Code):

         Two World Trade Center, New York, New York  10048

Telephone Number (including area code):  (212) 392-2550

Name and address of agent for services of process:

Sheldon Curtis, Esq.

Two World Trade Center, New York, New York  10048

Check Appropriate Box:

       Registrant is filing a Registration Statement pursuant to
       Section 8(b) of the Investment Company Act of 1940 con-
       currently with the filing of Form N-8A:  Yes  X   No

Pursuant to the requirements of the Investment Company Act of
1940, the registrant has caused this notification of
registration to be duly signed on its behalf in the city of New
York and the state of New York on the      of         , 1995.

                                   TCW/DW MID-CAP EQUITY TRUST
(SEAL)

                                  By  /s/ Sheldon Curtis
                                          Sheldon Curtis
                                          Vice President

Attest:   /s/ Ruth Rossi
              Ruth Rossi
              Assistant Secretary